Paul Hastings
Paul, Hastings, Janofsky & Walker LLP
Park Avenue Tower
75 East 55th Street
First Floor
New York, NY 10022
telephone 212-318-6000 . facsimile 212-319-4090 . www.paulhastings.com

May 23, 2008	27346.00037 27346.00038

Professionally Managed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin  53202

Forum Funds
One Portland Square
Portland, Maine  04112

Re:	Reorganization of the Winslow Green Growth Fund and the Winslow Green Solutions Fund

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios (“PMP”) in connection with the reorganization of the Winslow Green Growth Fund and Winslow Green Solutions Fund (the “Acquired Funds”, and each an “Acquired Fund”), each a series of Forum Funds (“Forum”), into the Winslow Green Growth Fund and Winslow Green Solutions Fund (the “Acquiring Funds”, and each an “Acquiring Fund”, and together with the Acquired Funds, the “Funds”), each a series of PMP, in accordance with an Agreement and Plan of Reorganization (the “Plan”) adopted by the Boards of Trustees of PMP and Forum to become effective on May 23, 2008.  Pursuant to the Plan, (i) all of the then-existing assets of each respective Acquired Fund will be transferred to the corresponding Acquiring Fund in exchange for shares of beneficial interest, no par value per share, of the corresponding Acquiring Fund (the “Shares”); (ii) each respective Acquiring Fund will assume of all liabilities of the corresponding Acquired Fund; and (iii) the Shares of each respective Acquiring Fund will be distributed to the shareholders of the corresponding Acquired Fund and each Acquired Fund will be terminated (the “Reorganization”).  This opinion is furnished to you pursuant to section 8.6 of the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to PMP in connection with the Reorganization.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

Paul Hastings

Professionally Managed Portfolios
Forum Funds

(b)
such other instruments and documents related to the formation, organization and operation of the Acquired Funds and the Acquiring Funds and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(c)	the certificates attached to this opinion as Exhibit A.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.
That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the Effective Time) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.
That all representations, warranties and statements made or agreed to by PMP or Forum on behalf of the Funds, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Plan (including the exhibits) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

The Reorganization will be a reorganization within the meaning of Section 368(a)(1)(C) of the Code.

Each respective Acquired Fund and each corresponding Acquiring Fund will be a party to a reorganization within the meaning of Section 368(b) of the Code.

No gain or loss will be recognized by each of the respective Acquired Funds upon the transfer of all of its assets to the corresponding Acquiring Fund in exchange for the Shares and the corresponding Acquiring Fund’s assumption of the liabilities of such Acquired Fund, provided that such assumed liabilities of the respective Acquired Funds, together with any cash or other property (other than the Shares) received by such Acquired Fund in connection with the Reorganization, do not exceed 20% of the fair market value of the respective Acquired Funds at the Effective Time.

The tax basis of each respective Acquired Fund’s assets acquired by the corresponding Acquiring Fund will be the same as the tax basis of such assets to such Acquired Fund immediately prior to the transaction.

Paul Hastings

Professionally Managed Portfolios
Forum Funds

The holding period of the assets of each respective Acquired Fund in the hands of the corresponding Acquiring Fund will include the period during which those assets were held by such Acquired Fund.

No gain or loss will be recognized by each respective Acquiring Fund upon its receipt of all of the corresponding Acquired Fund’s assets and the assumption of its liabilities solely in exchange for such Acquiring Fund’s Shares, provided that such liabilities of the respective Acquired Funds, together with any cash or other property (other than the Shares) paid by the respective Acquiring Fund in connection with the Reorganization, do not exceed 20% of the fair market value of the respective Acquired Funds at the Effective Time.

No gain or loss will be recognized by the shareholders of each respective Acquired Fund upon their receipt of the corresponding Acquiring Fund’s Shares in exchange for their shares of such Acquired Fund.

The basis of the Shares received by the shareholders of each respective Acquired Fund will be the same as their basis in the shares of the corresponding Acquired Fund surrendered in exchange therefor.

The holding period of the Shares received by the shareholders of each respective Acquired Fund will include the period that they held such Acquired Fund shares surrendered in exchange therefor, provided that such Acquired Fund shares are held by them as capital assets on the date of the exchange.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by PMP and its shareholders of the Acquiring Funds, with respect to the consequences specifically discussed herein.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

Paul Hastings

Professionally Managed Portfolios
Forum Funds

This opinion represents only our best judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

 This opinion has been delivered to you for the purposes set forth in section 8.6 of the Plan and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP

PAUL, HASTINGS, JANOFSKY & WALKER LLP